SIXTH AMENDMENT
TO PARTICIPATION AGREEMENT

This Amendment ("Amendment") is effective as August 10, 2016 among PRINCIPAL VARIABLE CONTRACTS FUNDS, INC., an open-end management investment company organized under the laws of the State of Maryland ("PVC"), PRINCIPAL FUNDS DISTRIBUTOR, INC. ("PFDI"), a principal underwriter for the shares of PVC, organized under the laws of the State of Washington, PRINCIPAL MANAGEMENT CORPORATION, ("PMC"), PRINCIPAL NATIONAL LIFE INSURANCE COMPANY, and PRINCIPAL LIFE INSURANCE COMPANY, life insurance companies organized under the laws of the State of Iowa (Principal National Life and Principal Life are collectively referred to herein as the "Companies"), on their own behalf and on behalf of each segregated asset Account of the Companies as referenced in the Agreement.

WHEREAS, the parties entered into a Participation Agreement dated January 5, 2007, as amended (the "Agreement");

NOW THEREFORE, PVC, PFDI, PMC and the Companies hereby agree to amend the Agreement as follows:

1.Schedule B to the Agreement is hereby restated, in its entirety, and replaced with Schedule B attached hereto.

2.Terms used, but not defined herein, shall have the same meaning assigned to them in the Agreement. Except as expressly amended by the Amendment, the terms and conditions of the Agreement remain in full force and effect.

3.The parties to the Agreement will notify the Iowa Insurance Division if the Agreement is being terminated.

4.The parties to the Agreement will obtain approval from the Iowa Insurance Division for any future amendments to this Agreement.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Participation Agreement as of the date and year first above written.

PRINCIPAL FUNDS DISTRIBUTOR, INC.	PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Mike Beer	By: /s/ Sara Wiener
Name: Mike Beer	Name: Sara Wiener
Title: CEO	Title: AVP - Annuities

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.	PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Mike Beer	By: /s/ Sara Wiener
Name: Mike Beer	Name: Sara Wiener
Title: President	Title: AVP - Annuities

SCHEDULE B

Commencing on the Date of the Participation Agreement becomes effective, subject to the terms of the Agreement PMC shall pay the Company an Administrative Fee in an amount equal on an annual basis to the following:

•	.095% to .27% of average daily net assets of each Fund held in the Accounts.

Subject to the terms of the Agreement and for Class 2 Shares only, PFDI shall pay a 12b-1 Fee in an amount equal on an annual basis to .25% of average daily net assets of each Fund held in the Core Plus Bond Account, Diversified Balanced Account, Diversified Balanced Managed Volatility Account, Diversified Growth Account, Diversified Growth Managed Volatility Account, Diversified Income Account, Diversified International Account, Equity Income Account, Government & High Quality Bond Account, Income Account, International Emerging Markets Account, LargeCap Growth Account, LargeCap Growth Account I, LargeCap S&P 500 Index Account, LargeCap Value Account, MidCap Account, Money Market Account, Multi Asset Income Account, Principal Capital Appreciation Account, Principal LifeTime 2020 Account, Principal LifeTime 2030 Account, Principal LifeTime 2040 Account, Principal LifeTime 2050 Account, Real Estate Securities Account, SAM Balanced Portfolio Account, SAM Conservative Balance Portfolio Account, SAM Conservative Growth Portfolio Account, SAM Flexible Income Portfolio Account, SAM Strategic Growth Portfolio Account, Short-Term Income Account, and SmallCap Account. However, such compensation is not payable in connection with Flexible Variable Life, Personal Variable Annuity, or Premier Variable Annuity assets.

Such payments shall be made within thirty days of the end of each month.

	Administrative Fee	12b-l Fee (Class 2 Shares Only)
Balanced Account	0.145%
Bond Market Index Account	0.060%
Core Plus Bond Account*	0.145%	0.250%
Diversified Balanced Account		0.250%
Diversified Balanced Managed Volatility Account		0.250%
Diversified Growth Account		0.250%
Diversified Growth Managed Volatility Account		0.250%
Diversified Income Account		0.250%
Diversified International Account	0.145%	0.250%
Equity Income Account	0.145%	0.250%
Government & High Quality Bond Account	0.145%	0.250%
Income Account	0.145%	0.250%
International Emerging Markets Account	0.145%	0.250%
LargeCap Blend Account II Closed 4/18/15
LargeCap Growth Account	0.145%	0.250%
LargeCap Growth Account I	0.270%	0.250%
LargeCap S&P 500 Index Account	0.095%	0.250%
LargeCap Value Account	0.145%	0.250%
MidCap Account	0.145%	0.250%
Money Market Account (see note below)*
Multi-Asset Income Account*	0.145%	0.250%
Principal Capital Appreciation Account	0.145%	0.250%
Principal LifeTime 2010 Account	0.154%
Principal LifeTime 2020 Account	0.156%	0.250%
Principal LifeTime 2030 Account	0.162%	0.250%
Principal LifeTime 2040 Account	0.165%	0.250%
Principal LifeTime 2050 Account	0.168%	0.250%
Principal LifeTime 2060 Account	0.168%
Principal LifeTime Strategic Income Account	0.149%
Real Estate Securities Account	0.160%	0.250%
SAM Balanced Portfolio Account	0.140%	0.250%
SAM Conservative Balanced Portfolio Account	0.138%	0.250%
SAM Conservative Growth Portfolio Account	0.142%	0.250%
SAM Flexible Income Portfolio Account	0.138%	0.250%
SAM Strategic Growth Portfolio Account	0.142%	0.250%
Short-Term Income Account	0.145%	0.250%
SmallCap Account*	0.145%	0.250%
SmallCap Growth Account II Closed 4/18/15
SmallCap Value Account I Closed 4/18/15
* Bond & Mortgage Securities Account was renamed Core Plus Bond Account. Small Cap Blend was renamed SmallCap Account.

On April 8, 2016 the Money Market Account redeemed all investors' shares as part of the termination of the Money Market Account on such date, and such Money Market Account will no longer be available.

The Multi-Asset Income Account was added in May 2016.